Exhibit 21
XANSER CORPORATION SUBSIDIARY LIST

XANSER CORPORATION (formerly Kaneb Services, Inc.)
   CORPORATE INSURERS LTD
   FURMANITE GERMANY, INC.
   Management Services Furmanite Holding GmbH
   Furmanite Technische Dienstleisfungen GmbH (formerly Zweipack GmbH)
   Furmanite Industrie Service GmbH
   XTRIA LLC (formerly FIELDS FINANCIAL SERVICES, INC.)
   Double Eagle Cabling and Commnications LLC (dissolved 2007)
   National Asset Information Services, Inc. (dissolved 2006)
   Collateral Protection Insurance, Inc. (dissolved 2006)
   Viata Corporation (dissolved 2006)
   KANEB FINANCIAL CORPORATION (formerly Asset Based Lenders, Inc.)
   Furmanite Equipment Leasing Company LLC (formerly Kaneb Equipment Leasing Company)
   FURMANITE WORLDWIDE, INC. (formerly Kaneb International, Inc.)
   Furmanite America Inc.
   Furmanite US GSG LLC
   Furmanite International Finance Limited
   Furmanite Offshore Services, Inc.
   Furmanite SAS
   Furmanite Holding BV
   Furmanite GSG BV
   Metaholding BV
   Metalock BV
   Furmanite BV
   Furmanite Limited (formerly Kaneb UK plc)
   Furmanite 1986 (formerly Furmanite 1986 Ltd.)
   Furmanite International Ltd.
   Furmanite GSG Limited
   Furmanite Holding AS
   Furmanite AS (Norway)
   CMS: Corrision Monitoring Services AS
   Furmanite GSG BVBA
   Furmanite BVBA
   Metalock NV (Belgium)
   Furmanite East Asia Ltd (Hong Kong)
   Furmanite Singapore PTE Ltd.
   Furmanite Malaysia LLC
   Specialty Industrial Services Sdn.Bhd.
   Furmanite (Malaysia) Sdn.Bhd.
   Furmanite Australia Pty Ltd (formerly Denon Pty Ltd)
   Furmanite NZ Limited (formerly Furmanite V & P Eng. Ltd, formerly V & P Eng. Ltd)
   XANSER INVESTMENT
   XANSER SERVICES LLC
   XANSER FINANCIAL LLC
as of March 2007